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                                  PRESS RELEASE
                                 EXHIBIT (a)(10)

 April 16, 2001

Contact: Stuart R. Johnson
Chief Financial Officer
The Peoples Bank and Trust Company


THE PEOPLES HOLDING COMPANY ANNOUNCES OFFER TO PURCHASE UP TO 604,312 SHARES OF ITS COMMON STOCK AT $23.00 PER SHARE

TUPELO,  MISSISSIPPI - The Peoples  Holding  Company,  (American Stock Exchange:
PHC) (the "Company"), the holding company for The Peoples Bank & Trust Company, is pleased to announce that it will offer to purchase up to 604,312 shares of the Company's Common Stock, approximately 10% of those outstanding. The offer will be made at a purchase price of $23.00 per share by issuer tender offer, which commences today. The Company's management and Board of Directors believe that the Company's business, assets and prospects, coupled with the current market price of its shares of Common Stock, make the purchase of the shares pursuant to the terms and conditions of the offer an attractive investment opportunity.

The offer will be made pursuant to the Offer to Purchase dated April 16, 2001, and related materials, and will expire on May 15, 2001 unless otherwise extended. The Information Agent for The Peoples Holding Company's tender offer is The Peoples Bank and Trust Company, and any questions or requests for documents or forms related to the offer should be directed to The Peoples Bank and Trust Company at 1-800-492-0365. The Peoples Holding Company's Board of Directors has approved this tender offer. However, neither The Peoples Holding Company, its Board of Directors nor the Information Agent makes any recommendation to shareholders whether to tender or refrain from tendering their shares, or as to the price or prices at which they may choose to tender their shares. Directors, officers and affiliates of The Peoples Holding Company are not intending to tender shares in this offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE PEOPLES HOLDING COMPANY'S COMMON STOCK. THE OFFER IS BEING MADE SOLELY BY THE OFFER OF PURCHASE, WHICH IS BEING MAILED TO SHAREHOLDERS TODAY. Shareholders and investors are urged to read The Peoples Holding Company's Schedule TO being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase and related materials. These materials contain important information including the various terms and conditions to the offer. Investors may obtain copies of The Peoples Holding Company's Schedule TO for free from the SEC at the SEC's website (www.sec.gov) or from The Peoples Holding Company's Information Agent for purposes of this transaction, The Peoples Bank and Trust Company.

COMMUNITY BANKING. The Peoples Bank & Trust Company's business activities are conducted through the bank and its wholly-owned subsidiaries, Peoples Insurance Agency, Dominion Life and Health P.A., Alliance Finance Company and Dominion Company (Dominion companies). The Bank accounts for substantially all of the assets and revenues of The Peoples Holding Company. On December 31, 2000, The Peoples Holding Company had 41 banking offices in Tupelo, Aberdeen, Amory, Batesville, Belden, Booneville, Calhoun City, Coffeeville, Corinth, Grenada, Guntown, Hernando, Iuka, Louisville, New Albany, Okolona, Olive Branch,
Pontotoc, Saltillo, Sardis, Shannon, Smithville, Southaven, Verona, Water Valley, West Point, and Winona, Mississippi. The Peoples Bank is headquartered in Tupelo, Mississippi, and has over $1.2 Billion in assets. The Peoples Holding Company, The Peoples Bank's parent company, is traded on the American Stock Exchange (PHC).


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STATEMENTS  IN THIS PRESS  RELEASE  RELATING  TO THE PEOPLES  HOLDING  COMPANY'S
PLANS, OBJECTIVES, OR FUTURE PERFORMANCE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. THE PEOPLES HOLDING COMPANY'S ACTUAL STRATEGIES AND RESULTS IN FUTURE PERIODS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY EXPECTED DUE TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THE PEOPLES HOLDING COMPANY'S 2000 FORM 10-K AND SUBSEQUENT 10Q REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.